Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MCP-MSC ACQUISITION, INC.

Pursuant to Sections 241 and 245 of the General Corporation Law of the State of Delaware, MCP-MSC Acquisition, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) has adopted this Amended and Restated Certificate of Incorporation restating, integrating and further amending its Certificate of Incorporation (originally filed on March 3, 2005), which Amended and Restated Certificate of Incorporation has been duly adopted by the directors of this corporation in accordance with the provisions of Section 241, and further DOES HEREBY CERTIFY:

A. The name of this corporation is MCP-MSC Acquisition, Inc. (the “Corporation”). The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 3, 2005.

B. The corporation has not received payment for any of its stock.

C. This Amended and Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of the Corporation by restating in its entirety the text of the original Certificate of Incorporation to read as follows:

1. NAME. The name of this Corporation is MCP-MSC Acquisition, Inc.

2. REGISTERED OFFICE. The registered office of this Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. PURPOSE. The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. CAPITAL STOCK.

4.1. Authorized Shares. The total number of shares of capital stock that the Corporation has authority to issue is two hundred and twenty six million (226,000,000) shares, consisting of: one million (1,000,000) shares of Preferred Stock, par value $0,001 per share (“Preferred Stock”), and two hundred and twenty five million (225,000,000) shares of Common Stock, par value $0,001 per share (“Common Stock”).

4.2. Preferred Stock. Subject to any vote expressly required by this Amended and Restated Certificate of Incorporation, authority is hereby expressly granted to the Board of

Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall he stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, and subject to the rights of any series of preferred stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of any series of Preferred Stock.

4.3. Voting Rights. Subject to the powers, preferences, rights and privileges of any class of stock (or any series thereof) having any preference or priority over, or rights superior to, the Common Stock that the Corporation may hereafter become authorized to issue, to the fullest extent permitted by applicable law, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation.

5. ELECTION OF DIRECTORS. The election of directors need not be by ballot unless the Bylaws shall so require.

6. BY-LAWS. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time Bylaws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board of Directors.

7. EXCULPATION OF DIRECTORS. A director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. No amendment or repeal of this paragraph 7 shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

8. NO EXPECTATION OF CORPORATE OPPORTUNITIES. TO the maximum extent permitted from time to time under the law of the State of Delaware, this Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of this Corporation. No amendment or repeal of this paragraph 8 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

9. INDEMNIFICATION. This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any Bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 9 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph 9 shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

10. BOOKS AND RECORDS. The books of this Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws of this Corporation.

11. ACTION BY CONSENT OF STOCKHOLDERS. If at any time this Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

12. SECTION 203 OF THE DGCL. This Corporation shall not be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, said MCP-MSC Acquisition, Inc. has caused this Certificate to be executed by Peter Laino, its President, this 28th day of March, 2005.

MCP-MSC ACQUISITION, INC.

By	/s/ Peter S. Laino
Name: Peter Laino Title: President